EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2013, with respect to the consolidated combined financial statements and internal control over financial reporting included in the Annual Report of Atlas Resource Partners, L.P. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Resource Partners, L.P. on Form S-8 (File No. 333-180209, effective March 19, 2012) and Forms S-3 (File No. 333-180477, effective April 13, 2012, File No. 333-182616, effective August 28, 2012 and File No. 333-183995, effective date October 2, 2012).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 28, 2013